Exhibit 10.43

CONFIDENTIAL

Equipment Supply and Purchase Contract

Contract No.: SRE-A-004

Date of Signature: 5th Feb, 2008

Place of Signature: Chengdu, Sichuan, China

This Equipment Supply and Purchase Contract (this Contract’) is made and entered into through friendly negotiation by and between on the one hand

Sichuan Renesola Silicon Material Co., Ltd (the “Buyer”),

a corporation organized and existing under the laws of the People’s Republic of China (“P.R. China” or “China”) having its principal office at Xiuwen Town, Dongpo District, Meishan, Sichuan Province, China

on the other hand

Chemical Equipment Engineering Limited,

a company organized and existing under the laws of Hong Kong, having its registered office at 12/F Bel Trade Commercial Building, 1-3 Burrows Street, Wanchai, Hong Kong.

Email: info@ms-a.de

Chapter 1 Definitions

Unless the context otherwise defines, the following terms used in this Contract will have the following meanings:

1.1	“Equipment Set” or “Equipment” shall have the meaning as described in section 2.1.1 herein.

1.2	“Contract Price” means the sum payable to the Sellers under this Contract for full and proper performance of its contractual obligations (including equipment and technical services) based on FOB Hamburg incoterms 2000.

1.3	“Contract Currency” means the currency in which the payment is made under this Contract, here EURO.

1.4	“Port of Shipment” means the port of Hamburg, Germany.

1.5	“Port of Unloading” (which is sometimes referred to as Unloading Port hereafter) means the port of Shanghai for deliveries from Germany.

1.6	“Site” means the Polysilicon Plant at MeIshan, Sichuan Province China

1.7	“Technical Documentation” means the technical data, specification, drawings and documents related to the design, inspection, erection, test run, commissioning, performance test, operating and maintenance of the Equipment Set. Scope of Technical Documentation is specified in Annex 4 hereto.

1.8	“Technical Service” means the technical attendance, provided by the Seller to the Buyer with respect of erection, test run, commissioning, operation skills training, performance test, instruction for operation and maintenance of the Equipment Set. Scope of Technical Service is defined in Annex 5 hereto.

1.9	“Warranty Period”: The warranty for Equipment Set shall remain valid for twelve (12) months from the date of Start-up. But not more than twenty-four (24) months after the term of delivery date.

1.10	“Inspection Authorities” refers to the local inspection branch of the State Administration for Entry-exit Inspection and Quarantine of China located at or near the Port of Unloading and/or the Site.

1.11	“Permission”, “license” or “authorization” means every document which is required to put or to adhere contractual objects in operation. The Buyer himself is at his own expense responsible for any required application of permissions, licenses or authorizations or for the compliance with regulations, unless expressively and differently stipulated in this contract.

1.12	Effectiveness of the Contract

The Contract shall become effective upon the arrival of the downpayment.

Chapter 2 Object of Contract

2.1	The Buyer agrees to buy from the Seller and the Seller agree to sell to the Buyer the equipment for a poly silicon plant, to be built in Meishan, Sichuan, China, including all specified equipment, spare parts, training services, and technical instruction and services, as well as Technical Documentation for the equipment supplied under this Contract all as defined and specified in Annexes hereto etc.

2.2	The Equipment shall be installed at Meishan, Sichuan, China.

2.3	The equipment means all equipments, materials, spare parts, apparatus as stipulated in the Chapter 3 and Annex 3 below, and being more detailed specified in Annex 1 hereto.

2.4	The specifications for a good and stable operation of the Equipment are defined in Annex 2.

2.5	The Technical Documentation to be supplied by the Seller is specified in Annex 4 hereto.

2.6	The Seller shall provide technical services as specified in Annex 5 hereto.

2.7	The equipments shall be delivered as specified in Annex 7 hereto.

2.8	The contract equipments data is specified in Annex 8.

Chapter 3 Price

3.1	The Contract Price paid as the consideration of the Equipment Set, Technical Documentation, Technical Services and Training, and Spare Parts price under this Contract is Euro 21444680,00 Say: twenty one million four hundred forty-four thousand six hundred eighty EURO comprising the following:

3.1.1	Equipment Set

3.1.1.1	Equipment Set for Deposition-Reactors

	Units No	per Unit/Euro
1. Deposition-Reactors	16	628340,00
2. Gas-console	16	106700,00
3. Liebig-Pipe Heat exchanger	16	96000,00

3.1.1.2	Equipment Set for Hydrogenation-Reactors

	Units No	per unit/Euro
1. Hydrogenation-Reactors	8	688700,00
2. Vaporizer feeding 2 H-Reactors	4	446210,00
3. Gas-console I for each H-Reactor	8	106700,00

3.1.2	Spare Parts

Spare parts included in the delivery of the Reactors and Reactor Components, are dedicated to replace wear and tear parts as specified in Annex 3 hereto.

3.1.3	The fees for the Technical Services and the training services have been included in the Contract Price.

3.2	The Contract Price as specified in this Chapter 3 is a fixed price. Additional costs may occur in case of reorders, change requests or special requests.

3.3	Retention of title

Seller retains full title of the goods that have been delivered until buyer has discharged all claims arising from this contract.

Chapter 4 Terms of Payment

4.1	All payments to be made by the Buyer to the Seller shall be affected in EURO through the respective deposit bank of Buyer bank and the Seller. For this purpose, such banks of the Buyers and the Seller shall be international ‘A” rated ones.

4.2	Within two (2) weeks upon this Contract becomes effective, the Customer shall make payments pursuant to the schedule provided below: (timing and condition of payment is specified in 4.3)

Installments,	Amount	% of Purchase Price	Terms of Payment
1st Installment	6433404,00 Euro	30%	Down payment Telegraphic Transfer (‘T/T”)
2nd Installment	4288936,00 Euro	20%	Down payment Telegraphic Transfer (“TJT”)
	9650106,00 Euro	45%	Payments according to the deliveries
3rd Installment	1072234,00 Euro	5%	Retention Money Telegraphic Transfer (“T/T”)
Purchase Price:	2144680,00 Euro	100%

4.3	Timing/Condition to Payment

4.3.1

The 1st Installment: within three (3) weeks after the signature date of this Contract, Buyer provides the “Telegraphic Transfer (“T/T”)”, of thirty percent (30%) of the total contract price to Chemical Equipment Engineering Limited (Without bank guarantee).

4.3.2

The 2nd Installment: Within five (5) months from the contract effective date, Buyer provides the “Telegraphic Transfer (‘T/T”), of twenty percent (20%) of the total contract price to Chemical Equipment Engineering Limited (Without bank guarantee).

4.3.3	Payments according to the deliveries

Six weeks before each shipment seller informs Buyer about the shipment and sends Commercial invoice by email and fax indicating the equipment and the amount to be paid (forty-five percent of equipment price of the delivery).

Buyer makes payment by “Telegraphic Transfer (‘T/T”)’ to Chemical Equipment Engineering Limited within two weeks after the reception of the bill.

4.3.4

The 3rd Installment: within four (4) weeks upon presentation of five (5) copies of commercial invoice indicating the amount to be paid and after all indices as specified in Annex 8 are found qualified through joint performance examination by the End User and the Seller to test such indices which shall be conducted in twelve (12) months from Startup of the Equipment,

Chapter 5 Terms of Delivery

5.1	The Seller shall complete shipment of Equipment Set at the Port of Shipment subject to the detailed schedule provided in Annex 7 hereto.

5.2	Not later than eight (8) days before shipment schedule provided in Annex 7 hereto, the Seller shall notify the Buyer by Fax of the following information:

1)	Contract Number:

2)	Total volume:

3)	Total gross weight of packages:

4)	Total number of packages:

5)	Port of shipment:

6)	Name, total gross weight and measurement of each piece exceeding nine (9) metric tons in weight or over 3 400 mm in width, or over 2 350 mm on both sides in height: and

Within two (2) days after the loading of the Equipment at the Shipment Port, the Seller shall send by email one (1) duplicate copy of the Bill of Lading, signed commercial invoice, ex-work quality certificate of origin and packing list to the Buyer.

5.3	The risk associated with all parts of the industrial plant shall pass onto the Buyer upon loading of the Equipment at the Shipment Port.

5.4	In case the Equipment Set is lost or damaged during the transportation, the Seller shall assist the Buyer to apply for the compensation with the insurance company concerned and shall make, as soon as possible, supplementary supply of the lost and/or damaged Equipment, upon the request and on payment of the Buyer of the Contract Price pursuant to the terms of payment herein. Remuneration of the first delivery is not affected from this clause. The supplementary supply of the Equipment mentioned above shall not release the Seller from any late delivery hereunder, if any.

5.5	The Technical Documentation in one (1) copy shall be delivered to the buyer via DHL by the Seller as according to the schedule specified in Annex 4 hereto.

Chapter 6 Packing and Marking

6.1	Unless otherwise specified in the Contract, the Equipment Set shall be packed by the Seller in new wooden cases or containers. Necessary measures shall be taken to protect the Equipment Set from damage caused by moisture, rain rust, corrosion, shock an to ensure the Equipment Set to withstand numerous handling, loading and unloading as well as long distance ocean and inland transportation for the safe arrival of the Equipment Set at the Site.

6.2	The loose accessories in package or bundle shall be labeled by the Seller indicating contract No., name of equipment, name of accessories, and their position number and accessory number marked on assembly drawings.

6.3	The Seller shall on four (4) adjacent sides of each package mark conspicuously the following information in English with indelible paint:

1)	Contract No.:

2)	Shipping mark:

3)	Destination:

4)	Consignee:

5)	Name of equipment and item No.:

6)	Case/bale No.:

7)	Gross/net weight:

8)	Measurement:

6.4	The following documents shall be enclosed in each package of the Equipment Set:

1)	Two (2) copies of detailed packing list;

2)	Two (2) copies of quaUty certificate;

3)	One (1) copy of Technical Documentation for relevant contract equipment, which shall be properly packed to withstand numerous handlings, long-distance transportation and to protect from damage as a result of moisture and rain.

6.5	In case of container transportation, the Seller shall examine the condition of the containers, so that only those in good conditions shall be used for delivery of the Equipment Set.

Sufficient shores or chocks shall be provided in order to prevent any part of the Equipment Set from moving inside the containers. The Seller shall be liable for any damage to the Equipment Set thus incurred due to the negligence of the Seller or any insufficiency of lashing and/or securing of the Equipment Set inside the containers.

6.6	The Seller shall use wooden packages free from any insect infestation. Should insect infestation be found in quarantine inspection, the Seller shall bear the cost incurred in fumigation or replacement of the packages at the Port of Unloading.

Chapter 7 Standards and Inspections

7.1	The Seller shall carry out design and inspection of the Equipment Set according to Annex I.

7.2	The Seller shall, at its own expense, inspect the Equipment Set and issue the ex-works quality certificate. The ex-works quality certificate shall be submitted to the Buyer.

7.3	The Buyer can send its inspectors to Germany or/and to China to inspect the quality of the equipment set together with the Seller inspectors. Inspections shall be appropriate according to duration and range. The Buyer shall take into consideration not to disturb normal operational proceedings at the Seller’s facilities. The expenses on sending of Buyer’s inspectors aboard shall be for the Buyer’s account. The letter of invitation for inspection in Germany shall be submitted by the Seller.

7.4	The Seller shall inform the Buyer of the completion manufacture of the equipments eight (8) days in advance; notify the inspection date two (2) weeks in advance.

7.5	The Technical Documentation will be written in English and only in electronic form if not stipulated otherwise. All the necessary translation work shall be done by the Buyer. The Seller shall support the translation work with prompt consultation on the inquiries of the Buyer in connection with the know-how, if necessary.

Chapter 8 Erection, Test-run, Start-up, Commissioning, Performance Test and Acceptance

8.1	The scope of the technical services is specified in Annex 5. The costs and fees for attendance of erection and commissioning by the Seller’s experts have already been included in the Contract Price. Each party shall nominate one (1) representative to deal with all technical matters in connection with Equipment during the period from the Start-up through the Acceptance of the Equipment.

Technical Expert representing the Seller is:

                                 (E-Mail:                                 @ms-a.de)

Deputy:

                                 (E-Mail:                                 @ms-a.de)

Technical Expert representing the Buyer is:

                                 (E-Mail:                                                  )

Deputy:

                                 (E-Mail:                                                  )

8.2	Before Erection commences, the Seller shall give detailed instructions as specified in Annex 4 hereto to the end-user in writing form, stipulating the detailed procedures of installation of the Equipment. According to these instructions Buyer has to render his co-operation Duties.

8.3	If erection or any testing can not meet properly because of Buyer failing to fulfill his co-operation duties, Seller will not be liable for any damages or defaults hereof.

8.4	The details of Performance Test are provided in Annex 5 hereto.

8.5	The Performance Test and Acceptance of the Equipment Set shall not release the Supplier from its warranty for the Equipment Set as defined in Section 1.9 above.

Chapter 9 Defects of Title, Copyright, Patent an Third Party Infringement

9.1	The Seller guarantees that the use of contract Equipment Set is free of any infringement claim raised by a third party. In case the End-user is accused of illegal exploitation or infringement of any know-how and/or patent and/or other intellectual property rights arising from the use of contract Equipment Set, the End-user shall give the Seller a notice and the Seller shall take up the matter with third party at its own cost in the End-use name and with End-use assistant and indemnify the End-use for any cost, compensations or damages arising there from.

Buyer agrees that Seller shall be released from the foregoing obligations unless Buyer provides Seller in due time with

•	prompt notification of the claim or action,

•	sole control and authority over defense or settlement thereof, and

•	all available information, assistance or authority to settle and/or defend any such claim or action.

Chapter 10 Defects and Defects of Title

10.1	Defects

10.1.1	Statute of Limitations

Claims based on Defects of the Equipment Set shall become statute-barred twelve (12) months after the Equipment Set’s delivery (see Chapter 5). In case of intent, fraud or fraudulent statements the statutory provisions shall apply.

10.1.2	Notification by Buyer

Buyer shall describe occurring Defects in an understandable manner and shall give written notice — if possible — immediately after the discovery of a Defect.

10.2	Buyer’s Remedies

10.2.1	Repairs or Replacement

In the event Buyer gives notice of a Defect which has to be remedied by Seller, Seller shall remedy such Defect free of charge. Seller shall take Defect’s gravity as well as its consequences for Buyer into consideration when remedying the Defect. Seller may repair or replace the Equipment Set based on its own discretion.

10.2.2	Instructions or Workarounds

In so far as it can be reasonably expected by Buyer repairs may also take place in form of Seller instructing Buyer in measures therewith Buyer can undertake himself to remedy the respective Defect. Said instructions to remedy a Defect are possible in particular in the event Buyer can remedy a Defect with a minimum of effort or if considerable effects of the Defect can be avoided by Buyer taken immediate action as instructed. A temporary workaround shall be considered as repairs to the extent that the Equipment Set is not substantially impaired thereby and the workaround is reasonable for Buyer.

10.3	Grace Period

In the event the remedies set forth in section 10.2. fail with a reasonable period of time Buyer shall set Seller a reasonable grace period. This shall not apply if

•	such grace period cannot be considered reasonable for Buyer or

•	Seller has refused repairs or replacement.

10.4	Buyer’s further rights

In the event Seller’s remedies fail within the grace period (see section 10.3.) Buyer may

•	unless the Defect is immaterial cancel this Agreement or

•	may reduce the compensation for the Equipment Set.

Besides a cancellation or reduction of the compensation Buyer may claim damages or frustrated expenses in the event Seller has culpably infringed its contractual obligations.

Chapter 11 Default

If due to responsibility of Seller, Equipment has not been delivered at dates according to the delivery schedule as stipulated in Chapter 5 and Annex 7 of the present Contract, Seller shall be obliged to pay to Buyer penalty for such delay in delivery at the following rates:

1)	From the first (1st) to the forth (4th) week of delay, the liquidated damages shall be zero point five percent (0.5%) of the price of the late delivered equipment per week.

2)	From the fifth (5th) week and on, the liquidated damages shall be one point percent (1.0%) of the price of the late delivered equipment per week.

3)	Odd less than one week shall not be counted for calculation of the liquidated damages.

4)	Not withstanding the forgoing, the total amount of the liquidated damages paid for late delivery hereunder shall not exceed five percent (5%) of the Contract Price.

The payment of liquidated damages shall not release the Seller from its obligation to deliver the delayed equipment.

Chapter 12 Deviations from the Time Schedule

If without the Seller’s default the actual progress shall not comply with the agreed time schedule the Seller shall notify the Buyer of any deviations from the plan that shall have occurred. Seller shall, upon demand of the Buyer, submit to him for his approval a revised time schedule that, in view of the actual status of work shall be necessary to ensure the completion and operations start of the industrial plant within the contractual deadlines referred to in Annex 7. The revised time Schedule shall then become binding.

Chapter 13 Liability

For any legal cause whatsoever (default, defects, defects of title/third party right infringement) Seller shall be liable as follows:

13.1	Limitation of Liability in Case of Slight Negligence

13.1.1	Breach of material contractual obligations

In the event Seller is not liable according to section 13.1 but Seller breaches material contractual obligations slightly negligent, Seller’s liability shall be limited to the contractually foreseeable damage.

13.1.2	Breach of immaterial contractual obligations

In the event Seller is not liable according to section 13.1 or 13.2.1 but Seller breaches immaterial contractual obligations slightly negligent, Seller’s liability shall be limited to the amount of the compensation paid under this Agreement, but to a maximum amount of 50000 €.

13.2	Contributory Fault

In the event damage is caused based on Seller’s as well as on Buyer’s fault, Buyer’s fault has to be taken into consideration.

13.3	Product Liability Act

Seller’s liability according to the German Product Liability Act shall remain unaffected by the foregoing limitations.

Chapter 14 Confidentiality

14.1	Either party shall keep confidential the trade secrets that may be obtained during the course of performing this Contract. After this Contract becomes effective and defining technical specifications-either party shall not disclose information without prior written consent of the other party.

14.2	After the duration of the contract, each Party has to give back confidential documents belonging to the other Party within an appropriate time.

Chapter 15 Cancellation

15.1	Either party may cancel this Contract at any time, by giving written notice to the other party in case the other party becomes bankrupt or insolvent. Such cancellation shall not prejudice or affect any other available remedy stipulated in this Contract or permitted by the applicable law of this Contract.

15.2	Cancellation does not affect settled payments.

15.3	Moreover, in any case of cancellation Seller shall be entitled to receive the contractual remuneration. However Seller shall accept the deduction of those amounts that he saves as a result of the termination. This amount shall also apply to any amount that he shall earn through the use of pending or completed works.

Chapter 16 Force Majeure

16.1	Should either party be prevented from performing any of its obligations under this Contract due to event of Force Majeure such as war, serious fire, typhoon, earthquake, flood and any other events which could not be expected, avoided and overcome, the affected party shall notify the other party of its occurrence by fax and send by registered air mail a letter, stipulating the reasons or proof for the event of the Force Majeure as certified by relevant local authorities.

The Buyer shall provide their written consent of acceptance of the event of Force Majeure by registered air mail letter.

16.2	The affected party shall not be liable for any delay or failure in performing any or all of its obligations due to the event of Force Majeure. However, the affected party shall inform the other party by fax of the termination or elimination of the event of Force Majeure as soon as possible.

16.3	Both parties shall proceed with their obligations immediately upon the cease of the event of Force Majeure or removal of all the effects. The term of this Contract shall be extended correspondingly.

Chapter 17 Taxes and Duties

17.1	All taxes and duties in connection with and in the performance of this Contract levied by the Chinese government on the Buyer in accordance with the tax laws of the P.R. China shall be borne by the Buyer.

17.2	All taxes and duties arising outside P.R. China in connection with and in performance with this Contract shall be borne by the Seller.

Chapter 18 Arbitration

18.1	Any dispute arising from or in connection with this Contract shall be submitted to China International Economic and Trade Arbitration Commission, Shanghai Sub-commission, for arbitration in Shanghai. The arbitration award is final and binding upon both parties.

18.2	Notwithstanding any reference to arbitration, both parties shall continue to perform their respective obligations under this Contract not affected by the matters under such arbitration unless otherwise agreed.

Chapter 19 Application of Law

The construction, validity, interpretation, performance, implementation and all matters relating to this Contract and any amendment hereto shall be governed by the United Nation Convention on International Sales of Goods.

However, to the extend the United Nation Convention on the International Sales of Goods does not cover, the law of the Federal Republic of Germany shall apply.

Chapter 20 Effectiveness and MisceNaneous

20.1	Each party shall authorize a representative(s) for signature of this Contract.

For the Seller Chemical Equipment Engineering Limited Manfred Schirsner is hereby authorized to sign this Contract.

For the Buyer Sichuan Renesola Silicon Material Co., Ltd Tu Jianlin is hereby authorized to sign this contract.

20.2	This Contract shall become effective upon the signature by the authorized persons stipulated in section 20.1

20.3	After the fulfillment of this Contract, this Contract will remain valid beyond one (1) month after the expiry date of the warranty period. Any unsettled credit and debt under this Contract shall not be affected by the expiration of this Contract. The debtor shall effect its obligation of reimbursement to the creditor.

20.4	This Contract is made in English. This Contract is in four (4) originals, two (2) for the Buyer and two (2) for the Seller.

20.5	Appendices to this Contract are integral parts to this Contract and have the same legal force as the text of this Contract itself.

20.6	All amendments, supplements and alternations to the terms and conditions of this Contract shall be made in written form and signed by the authorized representatives according to paragraph 20.1. These documents shall be integral parts of this Contract.

20.7	No assignment of any right or obligation under this Contract shall be made by either party to a third party without prior written consent of the other party.

20.8	The communication between the two parties shall be conducted in written form of Faxes or E-mail, and important matters shall be confirmed in due time by express mail

20.9	Each party shall bear its own costs and expenses occurred for the purpose of this Contract, including but not limited to the travel, accommodation and etc. expenses for the design contact meetings.

20.10	In the event one of the provisions of this Agreement is or becomes invalid or unenforceable in whole or in part, the remaining provisions shall maintain their validity. This shall also apply to any loophole within this Agreement. Instead of an invalid or unenforceable provision or to fill the loophole, a reasonable provision shall apply which insofar as legally possible — comes closest to fulfilling the original intention the parties had considered upon conclusion of this Agreement.

Buyer: Sichuan Renesola Silicon Material Co., Ltd

Representation: /s/

Date: February 5, 2008

Seller: Chemical Equipment Engineering Limited.

Representation: /s/

Date: February 5, 2008